Exhibit 99.1

Catalyst Pharmaceuticals Announces Reduction in Workforce as Part of

Operating Expense Management Plan

CORAL GABLES, Fla., May 17, 2016 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Nasdaq:CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced that the company is reducing its workforce by approximately 30%. The reduction in workforce, which affects employees from Catalyst’s commercial team, is part of Catalyst’s ongoing efforts to conserve cash as it works to complete the requirements for an NDA submission of Firdapse® (amifampridine phosphate) for the treatment of Lambert-Eaton myasthenic syndrome (LEMS) and congenital myasthenic syndromes (CMS).

“I would like to express my sincere appreciation to those employees affected by this difficult but necessary action. This is a loss to our Catalyst family of talented and dedicated individuals who have worked with integrity and passion towards improving the lives of people living with rare diseases”, said Patrick J. McEnany, Chairman and Chief Executive Officer. “The decision to reduce the Company’s workforce has been extremely difficult, but we believe that it is a necessary step to better align our resources and enable us to achieve our goal of bringing Firdapse to market for patients with LEMS and CMS.”

In addition to Catalyst’s continuing efforts with respect to the development of Firdapse for LEMS and related neuromuscular diseases, as well as the other programs in the product pipeline, Catalyst will continue to grow its expanded access program with participating physicians and eligible patients suffering with LEMS and CMS. Further, and while there can be no assurance, Catalyst continues to believe that it’s currently available resources will be sufficient to complete the development of and refile an NDA for Firdapse for LEMS and CMS.

Catalyst expects to complete the reduction in workforce immediately.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), infantile spasms and Tourette’s Disorder. Firdpase for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) and Orphan Drug Designations for LEMS and CMS. Firdapse is the first and only drug approved in Europe for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette’s Disorder. CPP-115 has been granted U.S. Orphan Drug Designation for the treatment of infantile spasms by the FDA and has been granted E.U. Orphan Medicinal Product Designation for the treatment of West Syndrome by the European Commission. In addition, Catalyst is developing a generic version of Sabril® (vigabatrin).

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse will expedite the development and review of Firdapse by the FDA or the likelihood that the product will be found to be safe and effective, what study design for a second trial evaluating Firdapse for the treatment of LEMS will be acceptable to the FDA, the timing of such trial, and whether such trial will be successful, what clinical trials and studies will be required before Catalyst can resubmit an NDA for Firdapse for the treatment of CMS and whether any such required clinical trials and studies will be successful, whether any NDA for Firdapse resubmitted to the FDA will ever be accepted for filing, the timing of any such NDA filing or acceptance, whether, if an NDA for Firdapse is accepted for filing, such NDA will be given a priority review by the FDA, whether Firdapse will be approved for commercialization, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, what additional testing will be required before CPP-115 is “Phase 2 ready”, whether CPP-115 will be determined to be effective for the treatment of infantile spasm, post-traumatic stress disorder, Tourette’s Disorder or any other indications, whether Catalyst can successfully design and complete a bioequivalence study of its version of vigabatrin compared to Sabril that is acceptable to the FDA, whether any such bioequivalence study the design of which is acceptable to the FDA will be successful, whether any ANDA that Catalyst files for a generic version of Sabril will be accepted for filing, whether any ANDA for Sabril accepted for filing by the FDA will be approved (and the timing of any such approval), whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2015 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact	Company Contact
Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contacts
David Schull Matt Middleman, M.D. Russo Partners (212) 845-4271 (212) 845-4272 david.schull@russopartnersllc.com matt.middleman@russopartnersllc.com

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